UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)

MICHAEL PORCELAIN KEITH HALL MICHAEL HILDEBRANDT FRED KORNBERG ROBERT SCHASSLER SANYOGITA SHAMSUNDER OLEG TIMOSHENKO JAY WHITEHURST
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

On November 4, 2024, Mr. Porcelain was quoted in the following article published by Newsday:

Comtech Telecommunications moves its headquarters from Long Island to Arizona, faces uncertain future

Comtech headquarters in Chandler, Arizona. The company still operates a 9,636-square-foot office south of the Long Island Expressway.
Credit: Maurice Murillo

By James T. Madore

james.madore@newsday.com 𝕏JamesTMadore

November 4, 2024 5:00 am

A public company that makes components for satellite and 911 communications systems has moved its headquarters from Melville to Arizona and faces questions about whether it can continue to operate because of a cash crunch, according to securities filings and executives.

Comtech Telecommunications Corp. held a ceremony in August with Arizona Gov. Katie Hobbs to mark the change of its headquarters address from 68 S. Service Rd. in Melville to a company factory in Chandler, Arizona.

“We are thrilled to expand our footprint in Arizona and excited to benefit from the City of Chandler’s continued commitment to innovation,” CEO John Ratigan said at the ribbon-cutting ceremony.

Comtech, which has lost money in four of the last five years, is the latest public company to move its head office off Long Island.

WHAT NEWSDAY FOUND

•	Comtech Telecommunications Corp. has moved its headquarters from Long Island to Arizona to be closer to a large factory.
•	The Island is now home to fewer than 60 public companies after Comtech’s move.
•	Comtech has lost money in four of the past five years and has had four CEOs since 2021.

Natural food seller Hain Celestial Group moved from Lake Success to Hoboken, New Jersey, last year. Newtek Business Services Corp., also once based in Lake Success, has been in Boca Raton, Florida, since 2020. And Arrow Electronics Inc. replaced its Melville head office for one in Englewood, Colorado, in 2011.

Nearly 60 public companies now call the Island home, down from more than 80 a decade ago.

Some of the relocations resulted in job cuts locally while others only required that stationery with a different mailing address be printed.

Comtech spokesman Jamie Clegg said last week, “No jobs from our Melville office were lost or relocated. We operate offices and facilities across the globe and Melville will continue to serve as a critical location for our operations.”

He confirmed that Comtech’s 9,636-square-foot office south of the Long Island Expressway is home to “around 40” jobs.

Comtech employed a total of 118 people last year at the office and at a factory at 105 Baylis Rd., also in Melville, based on state records. The company has since sold its power systems technology business, which includes the factory, to Stellant Systems Inc. for $32.5 million.

After that transaction, “the company no longer held a manufacturing presence in New York and this strategic move to the Chandler facility enabled the company to bring executives, employees and partners closer to a significant portion of Comtech’s ongoing business efforts” in satellites, Clegg told Newsday last week.

He added that Comtech did not receive incentives from Arizona to move its headquarters. A spokeswoman for the Arizona Commerce Authority didn’t respond to a request for comment.

Comtech did not seek the assistance of Empire State Development, New York’s primary business aid agency, to keep the headquarters in Melville, according to a state spokeswoman.

States compete for public company headquarters.

New York and Texas are each home to 52 of the largest public companies in the country, No. 2 after California, which has 57. Arizona has 10, based on the 2024 Fortune 500 listing.

Separately, former Comtech CEOs Fred Kornberg and Michael Porcelain have put themselves forward, together with six others, for election to the company’s board of directors at the annual shareholders’ meeting this year.

Comtech’s satellite and 911 business units “are strong but they need to be overseen by people who have true operational experience,” Porcelain told Newsday. “You don’t have people on the board who have that industry and operational experience.”

Last week, Comtech reported an annual loss of $100 million on $540.4 million in sales. “Our current cash and liquidity projections raise substantial doubt about our ability to continue as a going concern,” the company said.

Responding to the earnings report and subsequent drop in Comtech’s stock price, Porcelain said, “Stabilizing and growing Comtech will be a heavy lift. … My phone is ringing off the hook with investors seeking the kind of change that can put Comtech back on track and with support for our full slate of eight [board] directors.”

He said Comtech’s financial position would be improved by selling the 911 business and using the proceeds to pay off debt. He also called for increased transparency to shareholders about recent events, including the unexplained termination of CEO Ken Peterman in March.

The company has had four CEOs since 2021.

Comtech “has become an overgrown bush, and the best way to regrow the bush, to reflower, is to prune it back,” Porcelain said.

The company has announced plans to explore selling the 911 unit and made two board appointments.

Ratigan, the CEO, said in announcing the changes, “We are acting with urgency to build a stronger, more competitive company focused on providing best-in-class satellite and space communications solutions.”

Lawrence J. Waldman, an accountant and chairman of the Long Island Association business group, has served on the Comtech board since 2015. He declined to comment last week when asked about the headquarters move and the potential boardroom fight.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

MR. PORCELAIN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Keith Hall, Michael Hildebrandt, Fred Kornberg, Michael Porcelain, Robert Schassler, Sanyogita Shamsunder, Oleg Timoshenko, and Jay Whitehurst.

As of the date hereof, Mr. Porcelain directly beneficially owns 336,516 shares of Common Stock, par value $0.10 per share, of the Company (the “Common Stock”), consisting of (i) 279,872 shares of Common Stock, including 2,615 shares of Common Stock held in record name, and (ii) 56,644 shares of Common Stock issuable within sixty days of the date hereof. As of the date hereof, Mr. Kornberg directly beneficially owns 539,434 shares of Common Stock consisting of (i) 7,958 shares of Common Stock held in Mr. Kornberg’s ROTH IRA and (ii) 531,476 shares of Common Stock (100 shares of which have been transferred to record name) held in the Fred Kornberg Grantor Retained Annuity Trust (GRAT) #26 U/A DTD 05/09/2024, for which Mr. Kornberg serves as trustee. As of the date hereof, Mr. Timoshenko directly beneficially owns 1,293,202 shares of Common Stock. As of the date hereof, Mr. Whitehurst directly beneficially owns 10,745 shares of Common Stock. As of the date hereof, neither Dr. Shamsunder nor Messrs. Hall, Hildebrandt or Schassler own any shares of Common Stock.